SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 21, 2004

CYTATION CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-5388	16-0961436
(Commission File Number)	(I.R.S. Employer Identification Number)
251 Thames Street, No. 8, Bristol, RI	02809
(Address of Principal Executive Offices)	(Zip Code)

(401) 254-8800

(Registrant's Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS

On December 9, 2003, the Board of Directors of the Cytation Corporation (the "Company") declared a stock dividend in shares of Solomon Technologies, Inc., a privately held Delaware corporation in the business of developing and selling integrated electric power drive systems for marine and other applications ("Solomon"). Pursuant to the resolution of the Company's Board of Directors, one share of Solomon common stock will be distributed for each one share of the Company's common stock owned by the Company's stockholders of record on December 23, 2003.

The "payment date", or the date of the distribution of the Solomon shares to the Company's stockholders, is January 22, 2004. Within approximately one week thereafter, the Company's stockholders of record will receive a common stock certificate representing their interest in Solomon together with a Prospectus covering these shares. The Prospectus was included in Solomon's registration statement declared effective by the Securities and Exchange Commission on January 7, 2004. Solomon has not yet been assigned a trading symbol for its common stock, which is expected to be traded on the Over-the Counter Bulletin Board.

Each stockholder of the Company receiving shares of Solomon common stock in the distribution will be considered to have received a taxable distribution in an amount equal to the fair market value of Solomon common stock received provided that the Company has current or accumulated "earnings and profits". The Company does not have accumulated earnings and profits but did have current earnings and profits at the end of its second quarter and may have current earnings and profits for its fiscal year ending December 31. Accordingly, the distribution of shares of common stock of Solomon will result in:

  a dividend to the extent of each stockholder's pro rata share of the Company's current earnings and profits, if any, at year end; and then a reduction in each stockholder's basis of the Company's common stock to the extent the amount received exceeds such stockholder's share of earnings and profits until such basis equals zero, and then a gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the amount treated as a reduction of the stockholder's basis in the Company's common stock. Any gain of this type will generally be long-term capital gain if the common stock of the Company is held as a long-term capital asset on the date of the distribution.

The Company's stockholders should consult their own advisors as to the specific tax consequences of the distribution, including the application and effect of foreign, state and local tax laws, which may differ from jurisdiction to jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              CYTATION CORPORATION

                                               s/RICHARD FISHER
                                              Name:   Richard Fisher
                                              Title:     Chairman

DATE:   January 21, 2004